THIS NOTE HAS NOT AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE (THE "SECURITIES ACT") AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE.

# SUBORDINATED PROMISSORY NOTE

$587,449.61 February 15, 2005

FOR VALUE RECEIVED, Digital Lifestyles Group, Inc., a Delaware corporation ("DLG"), hereby promises to pay to the order of Alloy Marketing and Promotions, LLC ("Alloy"), at 1001 S. Capital of Texas Hwy., Building I, Suite 200, Austin, Texas 78746, the principal amount of $587,449.61, with interest thereon calculated from the date of this Note, in accordance with the following provisions.

This Note is issued pursuant to an Agreement, dated as of February 15, 2005, between DLG and Alloy (the "Agreement"). Unless otherwise indicated herein, capitalized terms used in this Note have the same meaning as set forth in the Agreement.

1. Payment of Interest.

(a) Interest will accrue at the rate of 18.0% per annum on the unpaid principal amount of this Note outstanding from time to time and on any interest that has not been paid on the date on which it is payable. All accrued and unpaid interest shall be due and payable upon the maturity of the principal of this Note.

(b) All agreements and transactions between DLG and the holder of this Note, whether now existing or hereafter arising, whether contained in this Note or in any other instrument, are hereby expressly limited so that in no event, whether by reason of acceleration of the maturity of this Note, prepayment, demand for prepayment or otherwise, shall the amount contracted for, charged or received by the holder of this Note from DLG for the use, forbearance or detention of the principal indebtedness or interest hereof, which remains unpaid from time to time, exceed the maximum amount permissible under applicable law, including the applicable law of usury. Any interest payable under this Note or under any other instrument relating to the indebtedness evidenced by this Note that is in excess of the legal maximum, shall, in the event of acceleration of maturity, prepayment, demand for prepayment or otherwise, be automatically, as of the date of such acceleration, prepayment, demand or otherwise, applied to a reduction of the principal indebtedness hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such principal, such excess shall be refunded to DLG. To the extent not prohibited by law,

determination of the legal maximum rate of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness, all interest at any time contracted for, charged or received from DLG in connection with the indebtedness, so that the actual rate of interest on account of such indebtedness is uniform throughout the term of this Note.

2. Payment of Principal on Note.

(a) The principal of this Note shall mature and be due and payable on March 31, 2005.

(b) This Note may be prepaid in whole or in part without the consent of the holder of this Note and without notice to the holder of this Note or prepayment penalty of any kind.

3. Subordination.

(a) This Note shall, to the extent and in the manner set forth below, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, if any.

(b) No part of this Note will have any claim to the assets of DLG on parity with or prior to the claim of the Senior Indebtedness. Unless or until the Senior Indebtedness is fully paid and any commitment to make loans or other financial accommodations to DLG thereunder has terminated, the holder of this Note will not (except as set forth in this paragraph) take, demand or receive, and DLG will not make, give or permit, directly or indirectly, by set-off, redemption or in any other manner, any payment, guaranty or security for the whole or any part of this Note, and the holder of this Note will not accelerate or take action to enforce payment of the scheduled maturities of any amount owing under this Note; provided, however, that DLG may make, and the holder of this Note may demand, accept and retain, payments of interest and payments of principal in accordance with paragraph 2(a) so long as the holder of this Note has not received written notice from (or on behalf of) the holders (the "Majority Holders") of at least 66-2/3% of the then outstanding aggregate amount of advances and commitments (including letters of credit) under the Senior Indebtedness that a default or event of default under the Senior Indebtedness ("Senior Debt Default") has occurred and is continuing or would occur as a result of, or after giving effect to, such payment; provided further, that if the Majority Holders do not within six months of such written notice of a Senior Debt Default (A) give the holder of this Note written notice that the Majority Holders intend to enforce their rights and remedies with respect to such Senior Debt Default that are available to them under the Senior Indebtedness or otherwise available to them under applicable law and (B) in fact commence enforcement of such rights and remedies, then, in such event, so long as DLG is in default under the terms of this Note, the holder of this Note may pursue all rights and remedies against DLG in accordance with part 4 hereof, including acceleration of the scheduled maturities, making demands and proceeding against DLG in any court or other tribunal to collect payments due under the terms of this Note. However, any funds received by the holder of this Note as a result of such collection efforts shall be first paid to the holders of the Senior Indebtedness to

the extent necessary (up to the amount of funds received from such collection actions) to pay in full the then outstanding principal and accrued, unpaid interest under the Senior Indebtedness. If enforcement of such rights and remedies does not commence within such six-month period, no right or remedy of any holder of Senior Indebtedness as against DLG shall be deemed waived under this paragraph. Any passage of six months following notice of a Senior Debt Default as hereinabove provided prior to the Majority Holders taking the actions described in clauses (A) and (B) above with respect thereto shall not affect the rights of the holders of the Senior Indebtedness and the holder of this Note upon the occurrence and notice by the Majority Holders of any subsequent or different Senior Debt Default.

(c) Upon (i) any acceleration of the principal amount due on this Note or (ii) any payment or distribution of assets of DLG of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of DLG, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness must first be paid in full before the holder of this Note will be entitled to retain any assets so paid or distributed in respect thereof (for principal or interest); and any payment or distribution of assets of DLG of any kind or character, whether in cash, property or securities, to which the holder of this Note would be entitled, except for these provisions, will be paid by DLG or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, to the holder of Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or their representatives, to the extent necessary to pay all Senior Indebtedness in full after giving effect to any prior or concurrent payment on or distribution to or for the holder of Senior Indebtedness, before any payment or distribution is made to the holder of this Note.

(d) In the event that, notwithstanding the provisions of this part 3, any payment or distribution of assets of DLG of any kind or character, whether in cash, property or securities, is received by the holder of this Note, which payment or distribution such holder is not entitled to receive pursuant to this part 3, such payment or distribution will be held in trust for the benefit of, and must be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness after giving effect to any prior or concurrent payment on or distribution to or for the holder of such Senior Indebtedness; provided, that if all Senior Debt Defaults have been cured or waived, the holder of this Note will be entitled to retain all payments made to the holder as long as retaining such payments does not otherwise violate part 3 hereof.

(e) From and after the Senior Indebtedness is fully paid and any commitment to make loans or other financial accommodations to DLG thereunder has terminated, the holder of this Note (together with the holders of any other indebtedness of DLG that is indebtedness of DLG, but is not subordinate in right of payment to this Note and by its terms grants such right of subrogation to the holders thereof) will be subrogated to the rights of the holders of Senior Indebtedness to

receive payments or distribution of assets of DLG (but without regard to lien, security or other similar rights of the holders of Senior Indebtedness) made on the Senior Indebtedness until the principal and interest on this Note is paid in full; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the holder of this Note would be entitled except for these provisions shall, as between DLG, its creditors other than the holders of Senior Indebtedness, and the holder of this Note, be deemed to be a payment by DLG to or on account of the Note, it being understood that these provisions are intended solely for the purpose of defining the relative rights of the holder of this Note, on the one hand, and the holders of Senior Indebtedness, on the other hand.

(f) Nothing contained in these provisions is intended to or will impair as between DLG, its creditors other than the holders of Senior Indebtedness, and the holder of this Note, the obligation of DLG, which shall be absolute and unconditional, to pay to the holder of this Note the principal and interest on this Note, as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the holder of this Note and creditors of DLG other than the holders of Senior Indebtedness; nor shall anything herein or therein prevent any holder of this Note from exercising all remedies otherwise permitted by applicable law, upon default, subject to the rights, if any, under these provisions of the holders of Senior Indebtedness in respect of cash, property or securities of DLG received upon the exercise of any such remedy; nor shall anything herein prevent any holder of this Note from exercising its right to convert the Note into shares of Common Stock.

(g) The term "Senior Indebtedness" means any indebtedness, liability or obligation of DLG, or any of its subsidiaries (collectively, DLG and such subsidiaries, the "DLG Entities"), in favor or for the benefit of any non-Affiliated bank, insurance company or other financial or credit-extending institution, whether any such indebtedness, liability or obligation is direct or indirect, fixed or floating, or absolute or contingent, and whether now existing or hereafter arising, (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the DLG Entities, or any of them, or only a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) with respect to the reimbursement of any letter of credit, bankers' acceptance or similar credit transaction, (iv) with respect to currency swap agreements, interest swap agreements, interest rate collar agreements or other similar agreements or arrangements, (v) in respect of all indebtedness, liabilities or obligations of others which the DLG Entities, or any of them, has guaranteed, endorsed with recourse, agreed to purchase or repurchase or in respect of which any such persons has agreed absolutely or contingently to supply or advance funds or for which any such persons has otherwise become liable, (vi) for any and all costs, fees, expenses, indemnities, liabilities, indebtedness and obligations of the DLG Entities, or any of them, arising under, or incurred in connection with, (1) any indebtedness, liability or obligation referred to in the preceding clauses (i) through (v) (inclusive) and (2) any and all agreements, documents or instruments executed in connection therewith or evidencing any of the same, and (vii) for accrued interest on (including, without limitation, any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the DLG Entities, or any of them) the foregoing indebtedness, liability or obligation referred to in the preceding clauses (i) through (vi) inclusive, to the extent interest is provided to accrue thereon;

provided, however, "Senior Indebtedness" excludes any indebtedness that, by its terms, refers to this Note and states that such indebtedness is not senior to this Note and will be equally subordinate and junior, whether outstanding on the date hereof or incurred after the date hereof.

4. Events of Default.

For purposes of this Note, an Event of Default will be deemed to have occurred if DLG fails (i) to pay when due the full amount of any principal or interest on this Note, whether on demand or otherwise, or (ii) to issue the Note Shares in accordance with the terms and conditions herein set forth. If any Event of Default exists, interest at a rate of 18% per annum will accrue on any unpaid principal then due and payable. If any Event of Default exists, the holder of this Note will also have any other rights which such holder may have been afforded under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

5. Amendment. This Note may not be amended or modified without the prior written consent of the holder of this Note and DLG.

6. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full or converted into shares of Common Stock, this Note will be surrendered to DLG for cancellation and will not be reissued.

7. Waiver of Notice. DLG hereby waives presentment, demand, notice, protest and all other demands and notice in connection with the delivery, acceptance, performance and enforcement of this Note, and assents to extension of the time of payment or forbearance or other indulgence without notice.

8. Collection Costs. In addition to and not in limitation of the foregoing, DLG further agrees, subject only to any limitation imposed by applicable law, to pay all reasonable expenses, including reasonable attorneys' fees and legal expenses, incurred by the holder of this Note upon the collection of this Note and any amounts payable hereunder which are not paid when due.

9. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note will be governed by the internal laws, and not the law of conflicts, of the State of Delaware.

10. Assignment. Intentionally omitted

11. Notice. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally or by telex, facsimile transmission, telegram or overnight delivery service, with confirmation of receipt, or 72 hours after having been mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications will be sent to each party at the address indicated below (or to such other address of which the parties may have given notice):

DLG: Digital Lifestyles Group, Inc.
1001 S. Capital of Texas Hwy.
Building I, Suite 200
Austin, Texas 78746
Attn: President

Alloy: Alloy Marketing and Promotions, LLC
54 Canal Street
Boston, MA 02114
Attn: Gary Colen

With a copy to :

Alloy, Inc.
151 W. 26th Street
New York, NY 10001
Attn: Vice President/General Counsel

IN WITNESS WHEREOF, DLG has executed and delivered this Note to be effective as of February 15, 2005.

Digital Lifestyles Group, Inc.

By: ______________________________
Kent A. Savage
President and Chief Executive Officer